AMENDED AND RESTATED REVOLVING NOTE

No. _____________
$12,000,000.00	Date: as of January 23, 2008
Chicago, Illinois	Due Date: January 23, 2010

FOR VALUE RECEIVED, ISI SECURITY GROUP, INC., a Delaware corporation, (f/k/a ISI DETENTION CONTRACTING GROUP, INC.)  (the “Borrower”), whose address is 12903 Delivery Drive, San Antonio, Texas 78247, promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association (hereinafter, together with any holder hereof, the “Bank”), whose address is 135 South La Salle Street, Chicago, Illinois 60603, on or before January 23, 2010 (the “Revolving Loan Maturity Date”), the lesser of (i) TWELVE MILLION and 00/100 DOLLARS ($12,000,000.00), or (ii) the aggregate principal amount of all Revolving Loans outstanding under and pursuant to that certain Amended and Restated Loan and Security Agreement dated as of January 23, 2008, executed by and between the Borrower and the Bank, as amended from time to time (as amended, supplemented or modified from time to time, the “Loan Agreement”), and made available by the Bank to the Borrower at the maturity or maturities and in the amount or amounts stated on the records of the Bank, together with interest (computed on the actual number of days elapsed on the basis of a 360 day year) on the aggregate principal amount of all Revolving Loans outstanding from time to time as provided in the Loan Agreement. Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.

This Amended and Restated Revolving Note evidences the Revolving Loans, Letters of Credit and other indebtedness incurred by the Borrower under and pursuant to the Loan Agreement, to which reference is hereby made for a statement of the terms and conditions under which the Revolving Loan Maturity Date or any payment hereon may be accelerated. The holder of this Revolving Note is entitled to all of the benefits and security provided for in the Loan Agreement. All Revolving Loans shall be repaid by the Borrower on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of the Loan Agreement.

Principal and interest shall be paid to the Bank at its address set forth above, or at such other place as the holder of this Revolving Note shall designate in writing to the Borrower. Each Revolving Loan made, and all Letters of Credit issued by the Bank, and all payments on account of the principal and interest thereof shall be recorded on the books and records of the Bank and the principal balance as shown on such books and records, or any copy thereof certified by an officer of the Bank, shall be rebuttably presumptive evidence of the principal amount owing hereunder.

Except for such notices as may be required under the terms of the Loan Agreement, the Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Amended and Restated Revolving Note, and assents to any extension or postponement of the time of payment or any other indulgence.

The Revolving Loans and the Letters of Credit evidenced hereby have been made and/or issued and this Revolving Note has been delivered at the Bank’s main office set forth above. This Revolving Note shall be governed and construed in accordance with the laws of the State of Illinois, in which state it shall be performed, and shall be binding upon the Borrower, and its legal representatives, successors, and assigns. Wherever possible, each provision of the Loan Agreement and this Revolving Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Loan Agreement or this Revolving Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Loan Agreement or this Revolving Note. The term “Borrower” as used herein shall mean all parties signing this Revolving Note, and each one of them, and all such parties, their respective successors and assigns, shall be jointly and severally obligated hereunder.

This Revolving Note constitutes a renewal and restatement of, and replacement and substitution for, that certain Revolving Note, dated as of October 21, 2004, in the maximum principal amount of Six Million and 00/100 Dollars ($6,000,000.00), executed by the Borrower and made payable to the order of the Bank (the “Prior Note”). The indebtedness evidenced by the Prior Note is continuing indebtedness evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

IN WITNESS WHEREOF, the Borrower has executed this Revolving Note as of the date set forth above.

ISI SECURITY GROUP, INC., a Delaware
Corporation

By:	/s/ Sam Youngblood
Name:	Sam Youngblood
Title:	CEO